UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2007

Sepracor Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19410	22-2536587
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

84 Waterford Drive
Marlborough, MA	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 481-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On September 11, 2007 (“Effective Date”), Sepracor entered into an agreement (the “Agreement”) with GlaxoSmithKline (“GSK”) for the commercialization of Sepracor’s eszopiclone product (marketed as LUNESTA®  in the U.S.) for all markets worldwide, excluding the U.S., Canada, Mexico and Japan (the “Territory”). Sepracor’s eszopiclone product will be marketed by GSK in the Territory as LUNIVIA® for the treatment of insomnia. Under the Agreement, Sepracor is entitled to receive an initial payment of $20 million plus subsequent payments upon accomplishment of various milestones. If all milestones are met, GSK will be obligated to pay Sepracor $155 million in aggregate license and milestone payments.  In addition, Sepracor will receive double-digit royalties that escalate upon increased product sales and compensation for supplying the product to GSK pursuant to a supply agreement to be entered into by the parties within 90 days of the Effective Date.

Under the Agreement, Sepracor is responsible for supporting the Marketing Authorization Application submitted to the European Medicines Agency (“EMEA”) in July 2007 for LUNIVIA until final approval, or such earlier date mutually agreed upon by the parties, and GSK is responsible for such support thereafter.  GSK will be solely responsible for the pricing and reimbursement levels for the Product in the Territory.

The Agreement contains limited non-compete provisions for the parties, but allows GSK to commercialize internally developed competing products.  In such event, GSK would be entitled to terminate the Agreement or make certain ongoing minimum payments to Sepracor.  The Agreement contains other provisions regarding early termination, including GSK’s right to terminate the Agreement in its entirety prior to the earlier of the first launch of LUNIVIA in the Territory and 6 months following EMEA approval, and on a country by country basis under certain circumstances.

The Agreement will remain in effect until the later of September 11, 2017 and the date on which GSK ceases to continue to market, promote, distribute, import or sell LUNIVIA under the Agreement, subject to other terms, conditions and provisions of the Agreement, including those regarding early termination.

This Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, including statements with respect to the proposed marketing of LUNIVIA; timing and success of regulatory events in Europe and in the territories covered by the agreement with GSK; the manufacturing and supply of LUNIVIA by Sepracor; and future payments by GSK to Sepracor. Actual results may differ materially from our projections.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected delays in the development and commercialization of eszopiclone in the Territory; the success of Sepracor’s alliance with GSK; the market acceptance of LUNIVIA in the Territory; the performance of GSK and its licensees and collaboration partners; the clinical benefits and safety of eszopiclone; approvals, labeling requirements or limitations of regulatory bodies worldwide; changes in the use and/or label of LUNESTA in the U.S. or elsewhere; inability to, or restrictions in, supplying LUNESTA and/or LUNIVIA; the ability to obtain favorable reimbursement approval levels and pricing in the EU and elsewhere, or obtain reimbursement approval at all; the continuation of the Agreement through the full term; the scope of Sepracor’s patents, trademarks and the patents of others and the success of challenges by others of Sepracor’s patents or trademarks; and certain other factors that may affect future operating results that are detailed in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission and in other documents filed with the SEC.

In addition, the statements in this Report on Form 8-K represent Sepracor’s expectations and beliefs as of the date of this Report. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sepracor Inc.

Date: September 17, 2007	By:	/s/ Andrew I. Koven
Name: Andrew I. Koven Title: Executive Vice President, General Counsel and Corporate Secretary